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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                         AMERICAN CELLULAR CORPORATION



It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is American Cellular Corporation.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

                                  "ARTICLE IV
                                  -----------

         The total number of shares of stock which the Corporation shall have authority to issue is five million five hundred thousand (5,500,000), of which five hundred thousand (500,000) shall be Common Stock, $.01 par value, and five million (5,000,000) shall be Preferred Stock, $.01 par value. Four hundred seventy-five thousand (475,000) shares of Common Stock shall be designated voting Class A Common Stock, and twenty-five thousand (25,000) shares of Common Stock shall be designated non-voting Class B Common Stock.

         All shares of Class A Common Stock and Class B Common Stock shall be identical in every respect, except that the non-voting Class B Common Stock shall carry no right to vote for the election of directors, and no right to vote on any matter presented to the stockholders for their vote or approval, except only as the laws of the State of Delaware shall require that voting rights be granted to such non-voting shares.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the
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     State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h) Any other relative rights, preferences and limitations of that series.

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         Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

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     3.  The amendment to the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


Signed on April 21, 1998.


                                      /s/ Brion Applegate
                                      ---------------------------
                                      Brion Applegate,
                                      Chief Executive Officer

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